United States
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
March 27, 2008

Fidelity National Information Services, Inc.

(Exact name of Registrant as Specified in its Charter)

1-16427
(Commission File Number)

Georgia	58-2606325
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

601 Riverside Avenue
Jacksonville, Florida 32204

(Addresses of Principal Executive Offices)

(904) 854-8100
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
SIGNATURE

Item 8.01 Other Events
     Update on LPS Spin-off. On March 27, 2008, the Company’s newly-formed subsidiary, Lender Processing Services, Inc. (“LPS, Inc.”), filed a Form 10 registration statement with the Securities and Exchange Commission in connection with the proposed spin-off of the Company’s Lender Processing Services operations. As detailed in the Form 10, the Company plans to contribute all of its interest in the assets, liabilities, businesses and employees related to those operations as of the date of the spin-off to LPS, Inc., in exchange for additional shares of common stock of LPS, Inc. and up to $1.6 billion in new debt obligations of LPS, Inc. Following this contribution, the Company expects to distribute all the shares of LPS, Inc. to its shareholders and exchange the new LPS, Inc. debt obligations for an equal principal amount of its own existing debt. The nature, amount and terms of the new LPS, Inc. debt obligations will be determined closer to the date of the spin-off. This debt may consist of one loan or a combination of loans under a new credit agreement, which may be secured or unsecured and issued in one or more tranches, or senior or subordinated notes issued under an indenture. The Company is continuing to discuss the structure of the new debt with its existing lenders and the rating agencies with a goal of minimizing the incremental financing costs to the Company and LPS and achieving a desirable capital structure for both companies. Some or all of the new debt is expected to be structured to constitute debt securities for federal tax law purposes.
     In January 2008, the Company filed a ruling request with the IRS regarding the tax-free nature of the LPS, Inc. spin-off. It is expected that the spin-off will be tax-free to the Company and its shareholders and the debt-for-debt exchange will be tax-free to the Company. Completion of the spin-off is contingent upon the satisfaction or waiver of a variety of conditions, including final approval of the spin-off and all related arrangements by our Board of Directors. The completion of the proposed spin-off is also subject to risks and uncertainties including but not limited to those associated with the Company’s ability to contribute the LPS segment assets and liabilities to LPS, Inc., the ability of LPS, Inc. to complete the debt exchange in the manner currently contemplated, the possibility that necessary governmental approvals or actions (from the IRS, the SEC or other authorities) will not be obtained, and market conditions for the proposed new LPS, Inc. debt and the spin-off.
     The Form 10 contains further information about LPS, Inc. and the proposed spin-off, including financial statements and risk factors.
     Comment on Recent NYAG Appraisal Settlement with Fannie Mae and Freddie Mac. As disclosed in the Form 10, various aspects of our businesses are subject to federal, state and foreign regulation. The sharp rise in home foreclosures that started in the United States during the fall of 2006 and has accelerated in 2007 and 2008 has begun to result in investigations and lawsuits against various parties commenced by various governmental authorities and third parties. It has also resulted in governmental review of aspects of the mortgage lending business, which may lead to greater regulation in areas such as appraisals, default management, loan closings and regulatory reporting. Such actions and proceedings could have adverse consequences that could affect our business.
     Over the last few months, the New York Attorney General has been conducting an inquiry into various practices in the mortgage market, including a review of the possibility that conflicts of interest have in some cases affected the accuracy of property appraisals. Recently, the NYAG announced a resolution of a portion of this inquiry with respect to Federal National Mortgage Association (“Fannie Mae”) and Federal Home Loan Mortgage Corporation (“Freddie Mac”). Under agreements entered into with the NYAG, Fannie Mae and Freddie Mac each committed to adopt a new Home Valuation Code of Conduct. This Code establishes requirements governing appraiser selection, compensation, conflicts of interest and corporate independence, among other matters. Both Fannie Mae and Freddie Mac have agreed that they will not purchase any single family mortgage loans, other than government-insured loans, originated after January 1, 2009 from mortgage originators that have not adopted the Code with respect to such loans. Among other things, the Code prohibits mortgage lenders from utilizing any appraisal report prepared by an appraiser employed by the lender, an affiliate of the lender, a real estate settlement services provider or an affiliate of a real estate settlement services provider.
     The Code is subject to a comment period that expires on April 30, 2008. The Company intends to participate in the comment process. At this time, the Company is unable to predict the ultimate effect of the Code on its business or results of operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fidelity National Information Services, Inc.
Date: March 27, 2008	By:	/s/ Jeffrey S. Carbiener
Name: Jeffrey S. Carbiener Title: Executive Vice President and Chief Financial Officer